EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations and Media Contact:

Don Duffy or John Flanagan

Integrated Corporate Relations 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Third Quarter Financial Results

Portland, Oregon — (Business Wire)—November 3, 2004 — McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported results for its third quarter ended September 25, 2004.

Financial and operating highlights for the third quarter of 2004 compared to the third quarter of 2003 were as follows:

•	Revenues increased 21.9% to $59.6 million
•	Comparable restaurant sales increased 1.6%
•	Operating income increased 43.6% to $2.7 million

Additional financial highlights for the third quarter 2004 include:

•	Net loss was $3.1 million, including costs totaling $4.6 million (net of tax) for IPO-related transactions
•

Net loss per diluted share, based on 12,299,203 weighted average common shares outstanding for the period, was ($0.25), which includes costs net of tax of $4.6 million, or ($0.38) per diluted share, for IPO-related transactions

•

Net loss per common share, based on the 13,782,349 shares outstanding at the end of the period, was ($0.22), which includes costs net of tax of $4.6 million, or ($0.34) per share, for IPO-related transactions and is in line with the Company’s guidance for the quarter (see attached schedule, “Reconciliation  of Actual / Pro forma Loss Per Share — GAAP to Non-GAAP”)

“We are pleased with the continued progress we achieved in the third quarter and look forward to executing on our growth plans for 2005 and beyond. We are also confident that the IPO has given us the financial strength and flexibility we need to grow the McCormick & Schmick’s brand and further establish our position as a leading national seafood restaurant operator within the upscale casual dining segment,” said Saed Mohseni, Chief Executive Officer.

Third Quarter Financial Results

Revenues for the third quarter of 2004 increased 21.9% to $59.6 million from $48.9 million in the same period a year ago. The increase in revenues is attributable to the addition of eight new company-owned restaurants in 2004, contributions from the three company-owned restaurants opened in the second half of 2003, and a 1.6% comparable restaurant sales increase.

The Company did not open any restaurants in the third quarter of 2004, but did open one additional company-owned restaurant early in the fourth quarter in Arlington, Virginia.  The Company has opened ten new restaurants in 2004, including one operating under a management contract.

Total restaurant operating costs were $50.9 million in the third quarter of 2004, or 85.4% of revenues, compared to $41.2 million, or 84.3% of revenues, in the prior year period, due to higher food and beverage, labor, operating and occupancy costs primarily associated with the restaurants opened in 2003 and 2004.

General and administrative expenses were $3.3 million in the third quarter of 2004, or 5.5% of revenues, compared to $2.1 million, or 4.3% of revenues, in the prior year period.  The increase is primarily related to the addition of corporate, administrative, and senior operations personnel to accommodate the growth in 2003 and 2004 coupled with structural costs of being a publicly traded company.

Restaurant pre-opening costs were $95,000 in the third quarter of 2004 compared to $635,000 in the prior year period, the result of one restaurant opening early in the fourth quarter compared to two restaurant openings during the third quarter of the prior year.  Depreciation and amortization was $2.6 million, or 4.4% of revenues, compared to $2.4 million, or 4.9% of revenues, in the third quarter last year.

Operating income for the third quarter of 2004 was $2.7 million, or 4.5% of revenues, compared to $1.9 million, or 3.8% of revenues, in the same quarter last year. Interest expense was $569,000 during the third quarter of 2004 compared to $703,000 in the third quarter of 2003, because the Company lowered its average total debt outstanding in the quarter.  Total debt as of September 25, 2004 was $18.2 million, which included $1.2 million of capital lease obligations.

During the quarter, the Company incurred expenses of $3.7 million, compared to $1.0 million in the prior year period, associated with accrued dividends and accretion related to the 13% senior exchangeable preferred stock of a Company subsidiary, which was redeemed on July 23, 2004.  The current period expense includes charges associated with the redemption of the preferred stock.  In addition, during the third quarter of 2004, the Company expensed $1.3 million ($0.9 million after tax) related to the write-off of all previously capitalized deferred loan costs associated with the credit facility terminated on July 23, 2004.

Net loss for the third quarter of 2004 was ($3.1) million compared to a net loss of ($593,000) in the prior year period.

Nine Months Financial Results

Revenues for the nine months ended September 25, 2004 increased 21.9% to $173.8 million from $142.6 million in the same period a year ago.  Comparable restaurant sales increased 3.6% through the first nine months of 2004.

During the nine months ended September 25, 2004, the Company incurred expenses of $4.2 million, compared to $1.9 million in the prior period, associated with the termination of the management and covenant not to compete agreements and $5.8 million, compared to $1.0 million in the prior year period, associated with accrued dividends and accretion related to the 13% senior exchangeable preferred stock of a Company subsidiary, which was redeemed on July 23, 2004.  In addition, the Company expensed $1.3 million related to a write-off of all previously capitalized deferred loan costs associated with the credit facility terminated on July 23, 2004.

Net loss for the nine months ended September 25, 2004 was ($6.2) million compared to a net loss of ($1.4) million in the prior year period.

Financial Guidance

The Company expects fourth quarter revenues of approximately $63.0 million to $64.0 million, a comparable restaurant sales increase of approximately 1% to 2%, and earnings per diluted share of approximately $0.17 to $0.19. As noted above, the Company has already opened its 10th and final new restaurant of 2004 in Arlington, Virginia.

For fiscal 2005, the Company expects revenues of approximately $265 to $270 million and diluted net income per share of approximately $0.70 to $0.73.  The Company intends to open seven new restaurants in 2005.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading national seafood restaurant operator in the affordable upscale dining segment.  Over the past 32 years, it has successfully grown to 52 restaurants in 22 states by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a broad customer base—from casual diners, families and tourists to business travelers and special occasion diners.

Forward-Looking Statements

The financial guidance we provide for our fourth quarter results and certain other statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified, affordable employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

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McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Consolidated Statements of Operations

 (In thousands)

(Unaudited)

	Thirteen week period ended		Thirty-nine week period ended
	September 25, 2004	September 27, 2003	September 25, 2004	September 27, 2003
Revenues	$59,597	$48,895	$173,833	$142,586
Restaurant operating costs
Food and beverage	17,776	14,522	51,993	42,082
Labor	19,013	15,488	55,555	45,061
Operating costs	8,947	7,274	25,557	21,167
Occupancy	5,137	3,938	14,780	11,513
Total restaurant operating costs	50,873	41,222	147,885	119,823
General and administrative expenses	3,298	2,126	8,469	6,083
Restaurant pre-opening costs	95	635	2,083	746
Depreciation and amortization	2,647	2,406	8,110	7,078
Management fees and covenants not to compete	0	637	4,240	1,911
Total costs and expenses	56,913	47,026	170,787	135,641
Operating income	2,684	1,869	3,046	6,945
Interest expense	569	703	2,366	2,303
Accrued dividends and accretion on mandatorily redeemable preferred stock	3,693	950	5,759	950
Write-off of deferred loan costs on early extinguishment of debt	1,288	0	1,288	0
Income (loss) before income tax expense and accrued dividends and accretion on mandatorily redeemable preferred stock	(2,866)	216	(6,367)	3,692
Income tax expense (benefit)	228	809	(188)	3,220
Accrued dividends and accretion on mandatorily redeemable preferred stock	0	0	0	1,832
Net loss	$(3,094)	$(593)	$(6,179)	$(1,360)

Actual / pro forma net loss per share
Basic and diluted	$(0.25)	$(0.08)	$(0.67)	$(0.17)
Shares used in computing actual / pro forma net loss per share
Basic and diluted	12,299	7,782	9,255	7,782

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Reconciliation of Actual / Pro forma Loss Per Share — GAAP to Non-GAAP

 (Unaudited)

Loss per common share outstanding at the end of the period is a non-GAAP measurement. The following table reconciles actual / pro forma loss per share determined in accordance with GAAP    to the actual / pro forma loss per share based on the common stock outstanding at the end of the period:

	Thirteen Week Period Ended		Thirty-nine Week Period Ended
	September 25, 2004	September 27, 2003	September 25, 2004	September 27, 2003
Actual/pro forma loss per share determined in accordance with GAAP based on weighted average outstanding during the period	$(0.25)	$(0.08)	$(0.67)	$(0.17)
Adjustment for impact of computing weighted average shares outstanding	0.03	0.00	0.22	0.00
Actual/pro forma loss per share based on shares outstanding at the end of the period	$(0.22)	$(0.08)	$(0.45)	$(0.17)

Management believes this non-GAAP measurement is useful to investors since during this quarter the Company completed an IPO and issued stock to LLC members in connection with the merger/reorganization just prior to the consummation of the IPO. Prior to these transactions the Company did not have any common stock outstanding.